Exhibit 10.1

May 24, 2019

Dear Dave:

We are pleased to present this offer for the position of President and Chief Executive Officer (“CEO”) at TiVo Corporation (“TiVo” or the “Company”), reporting to the Board of Directors (the “Board”), pursuant to the terms of this letter agreement (this “Agreement”) and the Executive Severance and Arbitration Agreement entered into by the Company and you (the “Severance Agreement”). In the event of a conflict between any of the terms of this Agreement and any of the terms of (1) any of the agreements related to any equity awards granted to you, the terms of this Agreement shall prevail, and (2) the Severance Agreement, the terms of the Severance Agreement shall prevail. You will also be appointed to the Company’s Board, with service to commence at your commencement of employment as CEO of TiVo, and, during the period of your employment as the CEO of TiVo, you shall be re-nominated to serve on the Board each time that your appointment to the Board expires. Your start date as CEO will be May 31, 2019 (the “Start Date”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Severance Agreement. For clarity, the Board has the authority to take any action or make any decision described in this Agreement as an action to be taken or decision to be made by the Compensation Committee of the Board (the “Compensation Committee”).

Compensation and Benefits

Base Salary. Your compensation will include an annual base salary of $750,000 per year, paid in semi-monthly installments of $31,250 each, and subject to standard payroll deductions and withholdings (the “Base Salary”). Your Base Salary will be subject to review and adjustment by the Compensation Committee on an annual basis, provided that any decrease shall be subject to the provisions of Good Reason.

Annual Incentives. For the 2019 fiscal year and subsequent fiscal years, you will participate in the Company’s standard Senior Executive Company Incentive Plan (the “EIP”) applicable to each such year, subject to your continued employment at TiVo through the payout date for each such year’s annual incentive amount (for each such year, the “Annual Incentive”). Upon 100% achievement of targets thereunder, the EIP will provide you an Annual Incentive payout equal to 125% of your Base Salary earned during the applicable fiscal year (pro rated for any partial year served), with a maximum payout of up to 175% of such target amount and a threshold to be set by the Compensation Committee, subject to the terms and conditions applicable to such payouts and benefits, when adopted by the Compensation Committee. Such Annual Incentive and the EIP will be reviewed annually by the Compensation Committee, provided that there shall be no decrease of “target” and “maximum” payouts. Except as otherwise provided in the Severance Agreement, you must be employed by the Company on the day that your Annual Incentive (if any) for a fiscal year is scheduled to be paid in order to earn and receive such Annual Incentive. Any earned Annual Incentives shall be subject to standard payroll deductions and withholdings, and paid no later than March 15th of the year following the applicable fiscal year.

Signing Bonus. Subject to you becoming CEO on the Start Date, you will be paid a cash amount equal to $1,000,000, subject to standard payroll deductions and withholdings, within 30 days following the Start Date. A portion of such payment will be subject to repayment by you if your employment is terminated (i) by the Company or a Subsidiary for Cause, or (ii) by you without Good Reason, or (iii) by the Company or a Subsidiary due to your failure to perform your duties, provided that the Company provides you written notice of your failure to so perform and you fail to cure such failure within thirty (30) days, in each case prior to the first anniversary of the Start Date, with the amount subject to repayment equal to (X) the signing bonus amount, multiplied by (Y) a fraction equal to (A) twelve minus the number of full months served (as of the termination date) since the Start Date, divided by (B) twelve. Notwithstanding the foregoing, if the Vesting Date (as defined below) occurs prior to the first anniversary of the Start Date, the foregoing repayment obligation shall lapse and be of no further force or effect.

Performance-Based Equity Grant. Subject to you becoming CEO on the Start Date, you will be granted a performance-based restricted stock unit award (the “Performance-Based RSU Award”) on the first day of the month following the Start Date. The Performance-Based RSU Award will have a value of $3,500,000, and the number of units underlying the Performance-Based RSU Award will be determined by dividing $3,500,000 by the closing price of TiVo’s common stock on May 31, 2019 (the last trading day prior to the June 1, 2019 grant date). The Performance-Based RSU Award shall vest, if at all, only to the extent that you remain in employment as CEO of the Company on the earliest date that TiVo consummates (i) a sale of the entire Company, (ii) a spin-off of the Company’s Product business, (iii) a spin-off of the Company’s IP Licensing business or (iv) a sale of either of the Company’s Product or IP Licensing businesses (the “Vesting Date”). The Performance-Based RSU Award will be granted pursuant to the TiVo Corporation 2008 Equity Incentive Plan and standard form of RSU award agreement thereunder, including the vesting provisions set forth above. Notwithstanding any other provision of this Agreement or the Severance Agreement, the Performance-Based RSU Award will not be subject to any vesting acceleration benefits under any executive severance plan or otherwise.

Other Benefits. As a TiVo employee, you will be eligible to receive Company benefits no less favorable than offered to the Company’s senior executives and pursuant to Company policy and subject to the terms and conditions of the governing plans. The Company will pay you a monthly supplemental stipend in the amount of $8,000, payable monthly, beginning in June 2019 and subject to standard payroll deductions and withholdings, the intent of which is to cover your travel and housing expenses in travelling from your home and working at the Company’s San Jose offices. You agree that you will use your best efforts to work at the San Jose offices five days per week through June 30, 2020, except for vacation/sick periods, Company holidays, and travel and visits to other Company offices and facilities as reasonably required to attend to the Company’s business.

Legal Fees. Subject to you becoming CEO on the Start Date, the Company will pay up to $25,000, subject to standard payroll deductions and withholdings, on your behalf to your attorney for your legal fees related to the negotiation of this Agreement and the Severance Agreement as soon as administratively practicable following the Start Date, but in no event later than 60 days from the date the Company receives an invoice for such services.

Other Agreements/Policies

As a condition of your employment as CEO, you must execute and deliver the following documents:

1)	Proprietary Information, Inventions and Ethics Agreement;

2)	Procedures and Guidelines Governing Securities Trades by Company Personnel;

3)	Code of Personal and Business Conduct and Ethics; and

4)	Arbitration Policy.

In addition, your employment is conditioned upon satisfactory proof of your right to work in the United States.

Term and At Will Employment

As TiVo’s employment relationship with you is at-will, either TiVo or a Subsidiary, as applicable, or you may terminate the employment relationship at any time, with or without Cause or Good Reason, and with or without advance notice. Your employment at-will status may only be modified in a written agreement signed by you and a duly authorized member of the Board. Notwithstanding the foregoing, simultaneously with the execution of this Agreement, the Company and you shall execute the Severance Agreement attached hereto as Exhibit A, under which you would be provided severance pay and other benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with the Company or such Subsidiary will be subject to binding arbitration as set forth in the Severance Agreement.

If your employment with the Company or such Subsidiary terminates for any reason (a “Termination”), you will receive your Base Salary accrued (and unpaid) through your last day of employment and all incurred but unreimbursed business expenses through such date that are reimbursable in accordance with the Company’s then-current reimbursement policy, and, except as otherwise provided in the Severance Agreement, your right to receive any other form of compensation and benefits will terminate immediately upon the effective date of such Termination (including, without limitation, any equity awards to the extent outstanding and unvested as of the date of such Termination). Without limiting the foregoing, except as otherwise provided in the Severance Agreement, you (i) will not receive any Base Salary for any period after the effective date of any such Termination, (ii) will not receive any Annual Incentive under the EIP for the fiscal year during which any such Termination occurs, (iii) will not receive any Annual Incentive under the EIP for the fiscal year immediately prior to the year during which any such Termination occurs if such Termination occurs prior to the payment date of such Annual Incentive, and (iv) will not be entitled to further vesting or any accelerated exercisability of any equity awards following any such Termination. For the avoidance of doubt, the Company’s Director & Officer Liability Insurance covering you as an officer and director of the Company, and the Company’s obligations to indemnify you as an officer and director of the Company, shall survive your termination of employment until the last to expire of a Company indemnification obligation as to any other Company officer or director.

Section 409A

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations

1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.

Miscellaneous

All compensation paid or granted to you by the Company will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

On the Start Date, the Company shall enter into an indemnification agreement with you in the form typically used by the Company, and shall provide you coverage under the Company’s Director & Officer Liability Insurance on terms no less favorable than applicable to the Company’s senior executives.

Upon your commencement of employment as CEO, this Agreement and the other agreements referenced herein shall be the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and shall supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and the Company’s respective successors, assigns, heirs, executors and administrators, except that (i) you may not assign any of your duties or rights hereunder without the express written consent of the Company, (ii) the Company may assign this Agreement only to a successor in interest that assumes this Agreement and the Severance Agreement and the liabilities hereunder and thereunder in writing. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this Agreement to TiVo’s HR Department to the attention of Connie Puglia. By signing below, you further agree to respect the Company’s work rules and faithfully carry out the duties herein. Two duplicates of this Agreement are to be created; both the Company and you will retain a copy.

Sincerely,

/s/ James E. Meyer

James E. Meyer
Chairman of the Board of Directors

Agreed & Accepted: __/s/ Dave Shull______________________________________    May 24, 2019____________
Dave Shull                        Date

Exhibit A
Severance Agreement